EX-35.1
(logo) Rialto
       CAPITAL


February 28, 2014


To: GS Mortgage Securities Corporation II, as Depositor
    Deutsche Bank Trust Company Americas, as Trustee
    Wells Fargo Bank, National Association as Certificate Administrator and Master Servicer


2013 Annual Statement of Servicer Compliance (Item 1123)

Name of Mortgage Loan Pass-Through Certificate Series:

* GSMS 2013-GCJ12

(Referred to herein as "Security Agreement" or "Security Agreements")

The undersigned, a duly authorized officer of Rialto Capital Advisors, LLC, as special servicer (the "Special Servicer") herein certifies to the following:

1. All servicing activities and performance of such servicing activities under each of the Security Agreements are performed on behalf of the Special Servicer.

2. A review of the servicing activities and performance by the Special Servicer for the period of May 30, 2013, to December 31, 2013, in accordance with the servicing agreements applicable to each Security Agreement has been conducted under my supervision.

3. To the best of my knowledge, Rialto has fulfilled all of its obligations under the terms of the Security Agreements, in all material respects for the period of May 30, 2013, to December 31, 2013. If there has been a failure to fulfill any such obligations in any material respect, each failure and the nature and status thereof has been specifically identified herewith.


Certified by:  /s/ Thekla Salzman
               Thekla Salzman
               Chief Administrative Officer

Date: February 28, 2014